Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA

Exhibit 16.1

September 28, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Jolley Marketing, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Jolley Marketing, Inc. dated on or about September 28, 2015 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Anderson Bradshaw PLLC

Salt Lake City, UT 84107

Sincerely,

/s/ William R. Denney

William R. Denney

Anderson Bradshaw PLLC

cc: Jolley Marketing, Inc.

664 South Alvey Drive

Mapleton, UT 84664